Exhibit 99.1

P.F. CHANG’S FIRST QUARTER REVENUES GROW 18%
SCOTTSDALE, ARIZONA (April 5, 2006) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today consolidated revenues of $228.6 million for the first quarter ended April 2, 2006 compared to $194.2 million for the first quarter of 2005. Sales at the company’s P.F. Chang’s China Bistro units accounted for $186.9 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $41.7 million of consolidated revenues.
For the 13 weeks ended April 2, 2006, comparable store sales increased 1.3% at the Bistro (taking into account a 1.3% effective price increase) and decreased 2.0% at Pei Wei (taking into account a 1.5% effective price increase) as compared to the 13 weeks ended April 3, 2005. Comparable store sales increased 2.0%, 0.8% and 1.1%, respectively, for January, February and March at the Bistro and decreased 0.5%, 3.4% and 2.3%, respectively, for January, February and March at Pei Wei.
During the first quarter of 2006, the company opened one new Bistro restaurant, reopened its Bistro restaurant located in Metairie, Louisiana (which had been temporarily closed due to Hurricane Katrina) and four new Pei Wei restaurants.
The company intends to release its first quarter earnings results on April 26, 2006 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service in a sophisticated contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc. (480) 888-3000

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com

P.F. Chang’s China Bistro
Supplemental Sales Information
Year of Unit Opening (1)

	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	Total
Units	22	13	16	13	14	18	18	18	1	133

Sales (000)

1Q06	35,219	19,601	24,305	19,457	18,619	25,317	20,612	22,895	900	186,924

Average Weekly Sales (AWS)

1Q06	125,783	115,983	116,851	115,129	102,303	108,191	88,083	97,841	90,015	108,677

Year-Over-Year Change in AWS (2)

1Q06	1.8%	1.3%	0.2%	1.1%	1.8%	3.0%	-2.5%	-5.2%	—	0.9%

Year-Over-Year Change Comp Store Sales (3)

Units	21	13	16	13	14	18	15	—	—	110

1Q06	1.3%	1.3%	0.2%	1.1%	1.8%	3.0%	0.1%	—	—	1.3%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	Total

Units	1	4	11	17	20	24	4	81

Sales (000)

1Q06	810	2,332	6,315	9,244	10,670	11,084	1,233	41,689

Average Weekly Sales (AWS)

1Q06	62,282	44,839	44,164	41,828	41,040	35,527	41,105	40,435

Year-Over-Year Change in AWS (2)

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-4.4%	-16.5%	—	-3.0%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	18	—	—	51

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-2.3%	—	—	-2.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.